Exhibit 10.103
   Promissory Note with Amir Overseas Capital Corp. (dated September 18, 1998)

        THIS PROMISSORY NOTE IS SUBJECT TO THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT BETWEEN HOLDER AND FINOVA CAPITAL CORPORATION


                      SECURED SUBORDINATED PROMISSORY NOTE


$1,000,000.00                                                 September 18, 1998


     FOR VALUE RECEIVED, PLAY CO. TOYS & ENTERTAINMENT CORP., a Delaware corporation, having an address of 550 Rancheros Drive, San Marcos, California 92069 ("Maker"), promises to pay to the order of AMIR OVERSEAS CAPITAL CORP., having an address Via Cantonale 116, Lugano, Switzerland CH690 ("Holder"), or at such other place as may be designated in writing by any other holder hereof, the sum of One Million and 00/100 ($1,000,000.00) Dollars ("Sum"), and interest thereon at the rate of twelve (12%) percent per annum. The Sum shall be due and payable as follows: Three Hundred Thirty Thousand and 00/100 ($330,000.00) Dollars on November 30, 1998; Three Hundred Thirty Thousand and 00/100 ($330,000.00) Dollars on December 14, 1998 and Three Hundred Forty Thousand and 00/100 ($340,000.00) Dollars plus all accrued interest on December 23, 1998.

     Notwithstanding anything contained in this Promissory Note to the contrary, any payments due and owing to the Holder under and pursuant to the terms and conditions of this Promissory Note shall be paid in accordance with directions given in writing to the Maker by the Holder not less than three (3) business days prior to the date when such payment(s) are due, if and only in the event that the Holder desires a payment to be made to a person, firm or entity other than the Holder.

     The Holder shall not by any act, delay, omission, or failure to act be deemed to have waived any right, power, privilege or remedy hereunder, and no waiver whatsoever shall be valid unless in writing and signed by the Holder, and then only to the extent therein set forth; nor shall any single or partial exercise of any right, power, privilege or remedy hereunder preclude any further exercise thereof, or the exercise of any further right, power, privilege or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law and may be exercised singly or concurrently. A waiver by the Holder of any right or remedy under the terms of this Promissory Note, on any one occasion, shall not be construed as a bar to any right or remedy which the Holder would otherwise have had on any future occasion.

     The entire outstanding balance of the principal amount and all accrued but unpaid interest and late charges, if any, shall be become due and payable at the option of Holder or any other holder hereof immediately upon the happening of any of the following events ("Event of Default"):

     a. a default in payment of any amount due pursuant to this Promissory Note continuing beyond three (3) days after written notice of such default is given by the Holder to the Maker; or

     b. the filing of a petition in voluntary or involuntary bankruptcy by or against Maker or any guarantor of this Promissory Note, the general assignment for the benefit of creditors of Maker or any guarantor of this Promissory Note, or the appointment of a receiver or trustee of any assets of Maker or any guarantor of this Promissory Note; or

     c. default in the Obligations of the Maker to FINOVA Capital Corporation or Multimedia Concepts International, Inc. for borrowed money, which shall continue for a period of seven (7) days after the expiration of any "cure period" or a default of the Security Agreement securing this Promissory Note; or

     d. default by Maker under any other note or security agreement between itself and third parties which is senior in right to the rights of the Holder.

     A late charge on any payments of principal and/or interest made more than five (5) days after the due date thereof shall be paid at the rate of two (2.0%) percent per month or portion thereof that said payment remains unpaid.

     It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Maker hereof under applicable law, but if, notwithstanding, interest in excess of such maximum legal rate shall be paid hereunder, the excess shall be retained by Payee or any other holder of this Promissory Note as cash collateral for the payment of the outstanding principal amount and may be applied to pay same.

     The sums due pursuant to this Promissory Note are secured by a certain Security Agreement dated of even date.

     Maker hereby waives presentment for payment, demand, of non-payment and dishonor, protest, of protest and any other that may be required under the law in connection with enforcement of this Promissory Note.

     Maker shall pay any and all expenses, including but not limited to reasonable attorneys' fees, incurred by Payee or any other holder hereof in seeking payment of amounts due pursuant to this Promissory Note, and Maker hereby waives trial by jury in any litigation arising out of or in connection with this Promissory Note.

     This Promissory Note is non-negotiable. This Promissory Note may not be modified or the face hereof canceled except in a writing, signed by Maker and by Holder or any other holder of this Promissory Note. This Promissory Note shall be interpreted and enforced in accordance with the laws of the State of Delaware without regard to any principles of conflicts of law. The parties hereto hereby consent to the jurisdiction of the Courts of the State of Delaware and of the United States District Court for the District of Delaware in connection with any and all actions commenced with respect to this Promissory Note and further consent that any notice, process or notice of motion or other application to either of said courts or judges thereof may be served in or out of the State or District of Delaware by certified or registered mail return receipt requested, or by personal service, provided a reasonable time for appearance is allowed, or in such other manner as may be permitted by either of said courts.

     The rights of the Holder under this Note shall be subordinate to:

     a. any sums due or to become due to FINOVA Capital Corporation, its successors or assigns pursuant to a certain Loan and Security Agreement dated as of January 21, 1998 as may be amended from time to time;

     b. the rights of any third party who hold valid, perfected security interests on any of the assets of the Maker which are superior in right under the Delaware Uniform Commercial Code to the rights of Holder.


PLAY CO. TOYS & ENTERTAINMENT CORP.



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